Exhibit 99.1
EARNINGS RELEASE OF WESCO FINANCIAL CORPORATION FOR THE QUARTER ENDED
JUNE 30, 2009, FURNISHED TO THE S.E.C. AS AN EXHIBIT TO FORM 8-K
DATED AUGUST 7, 2009
WESCO FINANCIAL CORPORATION
301 East Colorado Boulevard, Suite 300
Pasadena, California 91101-1901

Contact: Jeffrey L. Jacobson	626/585-6700

FOR IMMEDIATE RELEASE — PASADENA, CALIFORNIA, August 7, 2009
     Unaudited consolidated net income of Wesco Financial Corporation and its subsidiaries for the second quarter of 2009 amounted to $12,930,000 compared with $21,573,000 for the second quarter of 2008. Unaudited consolidated net income for the first six months of 2009 was $32,889,000 compared with $42,290,000 for the first six months of 2008.
     The decrease in consolidated earnings for the 2009 periods were attributable mainly to the following factors: (1) weaknesses in CORT’s furniture rental and Precision Steel’s businesses due significantly to the recessionary economic environment, (2) increases in CORT’s operating expenses attributable principally to an acquisition made in the fourth quarter of 2008, (3) the decision by Kansas Bankers Surety Company (“KBS”) late in 2008 to exit the bank deposit guarantee bond line of insurance as rapidly as feasible, and (4) increased losses incurred by KBS, including losses of $2.4 million, after taxes, on deposit guarantee bonds, resulting from the failure of two banks during the first six months of 2009. Outstanding deposit guarantee bonds have been reduced from an aggregate of $9.7 billion, insuring 1,671 institutions as of September 30, 2008, to $0.6 billion, insuring deposits in 173 separate institutions, as of July 31, 2009. By yearend 2009, outstanding deposit guarantee bonds are expected to approximate $50 million or less, insuring 21 or fewer institutions.
     Following is a breakdown of consolidated net income into useful business components. All figures are on an after-tax basis and are in thousands except for per-share amounts, which are based on 7,119,807 shares outstanding.

	Quarter Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Wesco-Financial and Kansas Bankers insurance businesses —
Underwriting	$(1,940)	$364	$3,109	$2,075
Investment income	13,822	14,552	30,038	29,873
CORT furniture rental business	1,530	6,119	574	9,652
Precision Steel businesses	(285)	599	(673)	895
Other	(197)	(61)	(159)	(205)

Consolidated net income	$12,930	$21,573	$32,889	$42,290

Per share	$1.82	$3.03	$4.62	$5.94

     Wesco’s Form 10-Q for the quarter ended June 30, 2009 was filed electronically today with the Securities and Exchange Commission, and we invite shareholders, the financial media and others to access it through the SEC’s website (www.sec.gov). The Form 10-Q contains unaudited condensed consolidated financial statements, management’s discussion and analysis of financial condition and results of operations, and other information.
     Certain statements contained in this press release are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.
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